Exhibit 99.1

AsepticSure Developer Medizone International Welcomes Vincent C. Caponi to the Board of Directors

San Francisco, October 8, 2014 – Medizone International, Inc. (OTCQB: MZEI) (OTCBB: MZEI) is pleased to announce that Mr. Vincent C. Caponi has joined our Board of Directors. Mr. Caponi currently serves as the Executive Chairman of the Board of St. Vincent Health and as a Senior Vice President of Ascension Health Alliance. Until July 2013, Mr. Caponi had served as the Chief Executive Officer of St. Vincent Health. He grew the St. Vincent Health ministry to a 22-hospital system serving central and southern Indiana. St. Vincent Health is one of Indiana’s largest employers.

Ascension Health of St. Louis, Missouri – the sponsor of St. Vincent Health – is the nation’s largest Catholic non-profit health system with 130 hospitals located in eight states.

In welcoming Mr. Caponi to its Board of Directors, Medizone’s Board Chairman and CEO Edwin Marshall observed, “Mr. Caponi’s corporate experience, relationships and knowledge in growing and managing integrated hospital systems will be an excellent fit for Medizone as we are rapidly approaching an exciting time that should soon see dramatic growth and demand for our AsepticSure® hospital disinfection systems. Mr. Caponi is a recognized civic leader who has served his community with generosity of spirit, integrity and wisdom. We are delighted that he has agreed to join us in this great journey.”

Mr. Marshall continued, “As we welcome Vince to our Board of Directors, we also offer words of thanks, appreciation and gratitude to Richard G. Solomon, Medizone’s longest serving board member. Richard has helped guide and support Medizone as a board member for over fifteen years. He has now decided it is time to step back. As with many companies, during his long history with Medizone there have been challenging times. Richard had always been there to support the Company and offer balanced guidance to help get us through. As we move into these next commercial stages of growth, Richard will be there with us in spirit, as he has played an important role in getting us to this point in corporate development. So a big thank you Mr. Solomon.”

This Press Release may contain certain forward looking statements that could involve substantial risks and uncertainties, including, but not limited to, the results of ongoing clinical studies, economic conditions, product and technology development, production efficiencies, product demand, competitive products, competitive environment, successful testing and government regulatory issues. Additional risks are identified in the company’s filings made with the Securities and Exchange Commission.

For press information on Medizone International, please contact:

John Pentony, Investor Relations
T: (415) 331-0202
E: j.pentony@medizoneint.com

Gary Hanauer, Media Contact
T: (510) 686-1238
E: GarHan@aol.com

For more information, visit:
  http://www.medizoneint.com
Email: operations@medizoneint.com